Exhibit 5.1


                         [PIPER RUDNICK LLP LETTERHEAD]

                                                               6225 Smith Avenue
                                                  Baltimore, Maryland 21209-3600
                                              main 410.580.3000 fax 410.580.3001


                                February 12, 2003


LEXINGTON CORPORATE PROPERTIES TRUST
355 Lexington Avenue
New York, New York  10017

Ladies and Gentlemen:

        We serve as special Maryland counsel to Lexington Corporate Properties Trust, a Maryland statutory real estate investment trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-3 of the Trust (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof of 2,000,000 common shares of beneficial interest (the "Shares"), par value $.0001 per share, of the Trust (the "Common Shares") to be issued pursuant to the Trust's Amended and Restated Dividend Reinvestment Plan (the "Plan"). As used in this opinion, the Shares do not include any Common Shares acquired in the open market pursuant to the Plan. This opinion is being furnished to you at your request in connection with the filing of the Registration Statement.

        In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

               (a) The Declaration of Trust of the Trust (the "Declaration of Trust"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT").

               (b) The By-Laws of the Trust, as amended and restated and in effect on the date hereof.

               (c) A draft of the  Registration  Statement  dated  February   12
        2003.

               (d)  The Plan.

               (e) The minutes of proceedings of the Board of Trustees of the Trust or a committee thereof relating to the organization of the Trust, the authorization of the Registration Statement and the Plan, and the authorization and the issuance of the Shares.


Piper Rudnick LLP * In Illinois, Piper Rudnick, an Illinois General Partnership

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                                            LEXINGTON CORPORATE PROPERTIES TRUST
                                                               February 12, 2003
                                                                          Page 2


               (f) A short-form Good Standing Certificate for the Trust, dated a recent date, issued by the MSDAT.

               (g) An Officer's Certificate of the Trust (the "Certificate"), dated the date hereof, as to certain factual matters.

               (h) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

        In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Trust, we have assumed that such parties had the power, corporate, trust, partnership, or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate, trust, partnership, or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Certificate.

        Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations set forth below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

               (1) The Trust has been duly formed and is validly existing as a statutory real estate investment trust in good standing under the laws of the State of Maryland.

               (2) The Shares have been duly authorized and, when issued in accordance with the terms of the Plan, the Registration Statement, and the resolutions authorizing their issuance, will be validly issued, fully paid, and non-assessable.

        In addition to the qualifications set forth above, this opinion is subject to additional assumptions, qualifications, and limitations as follows:

               (a) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change

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                                            LEXINGTON CORPORATE PROPERTIES TRUST
                                                               February 12, 2003
                                                                          Page 3


        after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

               (b) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

               (c) We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

               (d) We assume that the issuance of the Shares will not cause (i) the Trust to issue Common Shares in excess of the number of Common
        Shares authorized by the Trust's Declaration of Trust at the time of their issuance or (ii) any person to violate any of the Ownership Limit provisions of the Trust's Declaration of Trust (as defined in Article Ninth thereof).

               (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement relating to the Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,


                                        /s/ PIPER RUDNICK LLP
                                        PIPER RUDNICK LLP